Dentsply Sirona Reports Second Quarter 2025 Results
•Net sales of $936 million decreased (4.9%), decreased (6.7%) in constant currency including a (3.2%) Byte sales impact
•GAAP gross margin of 52.4%, GAAP net loss per share of ($0.22)
•Adjusted gross margin of 55.9%, adjusted EBITDA margin of 21.1%, adjusted EPS of $0.52
•Executed $550 million debt offering
•Reaffirmed FY25 outlook
•Leadership transition with Dan Scavilla appointed CEO effective August 1, 2025 and Matt Garth appointed CFO effective May 30, 2025

Charlotte, N.C., August 7, 2025 - DENTSPLY SIRONA Inc. ("Dentsply Sirona" or the "Company") (Nasdaq: XRAY) today announced its financial results for the second quarter of 2025.

Second quarter net sales of $936 million decreased (4.9%) (decreased (6.7%) in constant currency) compared to the second quarter of 2024. Foreign currency changes positively impacted second quarter 2025 net sales by approximately $18 million. Net loss attributable to Dentsply Sirona was ($45) million, or ($0.22) per share, compared to a net loss of ($4) million, or ($0.02) per share in the second quarter of 2024. Non-cash charges for the impairment of goodwill and other intangible assets were ($214) million net of tax, or ($1.07) per share in the second quarter of 2025, versus no impairment charges in the second quarter of 2024. Adjusted earnings per diluted share were $0.52, compared to $0.49 in the second quarter of 2024. A reconciliation of Non-GAAP measures (including constant currency, adjusted EBITDA and margin, adjusted EPS, adjusted free cash flow conversion, and segment adjusted operating income) to GAAP measures is provided below.

"I see tremendous opportunity at Dentsply Sirona and I am looking forward to digging in with the team to increase our customer-centric focus and to direct investments in areas that will generate sustainable growth," said Dan Scavilla, Chief Executive Officer. "I'm confident that these efforts will strengthen Dentsply Sirona as a clear industry leader."

"While top-line results were down in the quarter, we were pleased to continue to deliver margin expansion," said Matt Garth, Chief Financial Officer. "We increased our financial flexibility, drove adjusted EPS growth and are actively focused on enhancing cash flow generation to support the long-term profitable growth of the Company. As we move forward, we plan to advance our initiatives, remain disciplined in our capital allocation, and deliver sustainable value for our shareholders."

Q2 2025 Summary Results (GAAP)

(in millions, except per share amount and percentages)	Q2 25	Q2 24	YoY

Net Sales	$936	$984	(4.9%)
Gross Profit	$490	$511	(4.0%)
Gross Margin	52.4%	51.9%
Net Income Attributable to Dentsply Sirona	($45)	($4)	NM
Diluted Earnings Per Share	($0.22)	($0.02)	NM

Q2 2025 Summary Results (Non-GAAP)[1]

(in millions, except per share amount and percentages)	Q2 25	Q2 24	YoY

Net Sales	$936	$984	(4.9%)
Constant Currency			(6.7%)
Adjusted Gross Profit	$523	$544	(4.0%)
Adjusted Gross Margin	55.9%	55.3%
Adjusted EBITDA	$197	$173	14.6%
Adjusted EBITDA Margin	21.1%	17.5%
Adjusted EPS	$0.52	$0.49	6.6%

NM - not meaningful
Percentages are based on actual values and may not reconcile due to rounding.
[1] Constant currency, adjusted gross profit and margin, adjusted EBITDA and margin, and adjusted EPS are Non-GAAP financial measures which exclude certain items. Please refer to "Non-GAAP Financial Measures" below for a description of these measures and to the tables at the end of this release for a reconciliation between GAAP and Non-GAAP measures.

Q2 2025 Segment Results

	Net Sales Change vs. Prior year
	Reported	Foreign Exchange Impact	Constant Currency

Connected Technology Solutions	(3.8%)	2.1%	(5.9%)
Essential Dental Solutions	2.9%	1.8%	1.1%
Orthodontic and Implant Solutions	(18.1%)	1.3%	(19.4%)
Wellspect Healthcare	1.2%	3.7%	(2.5%)
Total	(4.9%)	1.8%	(6.7%)

Q2 2025 Geographic Results

	Net Sales Change vs. Prior Year
	Reported	Foreign Exchange Impact	Constant Currency

United States	(18.3%)	—%	(18.3%)
Europe	4.3%	4.7%	(0.4%)
Rest of World	0.5%	—%	0.5%
Total	(4.9%)	1.8%	(6.7%)

Cash Flow and Liquidity

Operating cash flow in the second quarter of 2025 was $48 million, compared to $208 million in the second quarter of 2024; the decrease was primarily due to unfavorable working capital and the receipt of a foreign tax refund in the prior year quarter. In the second quarter of 2025, the Company paid $32 million in dividends resulting in a total of $64 million returned to stockholders in the first six months of 2025. On June, 12, 2025, the Company issued $550 million aggregate principal amount of 8.375% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 through a public offering, the proceeds of which were used to repay outstanding amounts under the Company's bridge loan facility and for general corporate purposes. The Company had $359 million of cash and cash equivalents as of June 30, 2025. On July 1, 2025, the Company entered into a series of interest rate swap contracts to manage interest rate risk on long-term debt instruments.

Goodwill and Indefinite-Lived Intangible Asset Impairment

In the second quarter of 2025, the Company recorded a non-cash charge for the impairment of goodwill and other indefinite-lived intangible assets of ($214) million net of tax within the Orthodontic and Implant Solutions and Connected Technology Solutions segments. These impairments were driven by the impacts from tariffs and lower volumes in implants and prosthetics and equipment, due partly to competitive pressures.

2025 Outlook

The Company is maintaining its 2025 outlook for net sales of $3.60 billion to $3.70 billion, down (4.0%) to (2.0%) on a constant currency basis, and adjusted EPS in the range of $1.80 to $2.00. This outlook reflects the current state of tariffs and trade policy.

Other 2025 outlook assumptions are included in the second quarter 2025 earnings presentation posted on the Investors section of the Dentsply Sirona website at https://investor.dentsplysirona.com. The Company does not provide forward-looking estimates on a GAAP basis as certain information, which may include, but is not limited to, restructuring charges, transformation-related costs, impairment charges, certain tax adjustments, and other significant items, is not available without unreasonable effort and cannot be reasonably estimated. The exact amounts of these charges or credits are not currently determinable but may be significant.

Quarterly Cash Dividend

On July 31, 2025, the Company's Board of Directors declared a quarterly cash dividend of $0.16 per share of common stock, an indicated annual rate of $0.64 per share. The dividend is payable on October 10, 2025, to holders of record as of September 26, 2025.

Conference Call/Webcast Information
Dentsply Sirona's management team will host an investor conference call and live webcast on August 7th, 2025, at 8:30 am ET. The live webcast and a presentation related to the call will be available on the Investors section of the Company's website at https://investor.dentsplysirona.com.

For those planning to participate on the call, please register at https://register-conf.media-server.com/register/BI53ec0a63538f4269bf74d4ce11a882e4. A webcast replay of the conference call will be available on the Investors section of the Company's website following the call.

About Dentsply Sirona
Dentsply Sirona is the world's largest diversified manufacturer of professional dental products and technologies, with over a century of innovation and service to the dental industry and patients worldwide. Dentsply Sirona develops, manufactures, and markets a comprehensive solutions offering, including dental and oral health products as well as other consumable medical devices under a strong portfolio of world-class brands. Dentsply Sirona's innovative products provide, high-quality, effective and connected solutions to advance patient care and deliver better and safer dental care. Dentsply Sirona's headquarters is located in Charlotte, North Carolina. The Company's shares are listed in the United States on Nasdaq under the symbol XRAY. Visit www.dentsplysirona.com for more information about Dentsply Sirona and its products.

Contact Information:
Investors:
Andrea Daley
Vice President, Investor Relations
+1-704-591-8631
InvestorRelations@dentsplysirona.com

Press:
Marion Par-Weixlberger
Vice President, Public Relations & Corporate Communications
+43 676 848414588
marion.par-weixlberger@dentsplysirona.com

Forward-Looking Statements and Associated Risks

All statements in this Press Release that do not directly and exclusively relate to historical facts constitute "forward-looking statements." Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control, including those described in Part I, Item 1A, "Risk Factors" of the Company's most recent Annual Report on Form 10-K, Part II, Item 1A, "Risk Factors" of the Company's Quarterly Reports on Form 10-Q for any subsequent fiscal quarters, and any updating information or other factors which may be described in the Company's other filings with the Securities and Exchange Commission (the "SEC"). No assurance can be given that any expectation, belief, goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this Press Release or to reflect the occurrence of unanticipated events. Investors should understand it is not possible to predict or identify all such factors or risks. As such, you should not consider the risks identified in the Company's SEC filings to be a complete discussion of all potential risks or uncertainties associated with an investment in the Company.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$936	$984	$1,815	$1,937
Cost of products sold	446	473	859	920

Gross profit	490	511	956	1,017

Selling, general, and administrative expenses	342	399	700	814
Research and development expenses	37	41	73	83
Goodwill and intangible asset impairments	235	—	235	6
Restructuring and other costs	4	21	13	22

Operating (loss) income	(128)	50	(65)	92

Other income and expenses:
Interest expense, net	24	17	43	35
Other expense (income), net	1	(1)	1	(8)

(Loss) income before income taxes	(153)	34	(109)	65
(Benefit) provision for income taxes	(109)	38	(84)	52

Net (loss) income	(44)	(4)	(25)	13

Less: Net income (loss) attributable to noncontrolling interest	1	—	—	(1)

Net (loss) income attributable to Dentsply Sirona	$(45)	$(4)	$(25)	$14

(Loss) earnings per common share attributable to Dentsply Sirona:
Basic	$(0.22)	$(0.02)	$(0.13)	$0.07
Diluted	$(0.22)	$(0.02)	$(0.13)	$0.07

Weighted average common shares outstanding:
Basic	199.3	205.6	199.2	206.5
Diluted	199.3	205.6	199.2	207.3

DENTSPLY SIRONA INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)
(unaudited)

	June 30, 2025	December 31, 2024

Assets
Current Assets:
Cash and cash equivalents	$359	$272
Accounts and notes receivable-trade, net	646	556
Inventories, net	675	564
Prepaid expenses and other current assets	286	354
Total Current Assets	1,966	1,746

Property, plant, and equipment, net	840	766
Operating lease right-of-use assets, net	139	136
Identifiable intangible assets, net	1,133	1,207
Goodwill	1,528	1,597
Other noncurrent assets	463	301
Total Assets	$6,069	$5,753

Liabilities and Equity
Current Liabilities:
Accounts payable	$268	$241
Accrued liabilities	672	754
Income taxes payable	42	45
Notes payable and current portion of long-term debt	184	549
Total Current Liabilities	1,166	1,589

Long-term debt	2,218	1,586
Operating lease liabilities	92	91
Deferred income taxes	109	129
Other noncurrent liabilities	523	415
Total Liabilities	4,108	3,810

Total Equity	1,961	1,943

Total Liabilities and Equity	$6,069	$5,753

DENTSPLY SIRONA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Six Months Ended June 30,
	2025	2024

Cash flows from operating activities:
Net (loss) income	$(25)	$13

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	68	64
Amortization of intangible assets	99	108
Goodwill asset impairment	156	—
Indefinite-lived intangible asset impairment	79	6
Deferred income taxes	(136)	(11)
Stock-based compensation expense	19	23
Other non-cash expense	19	38
Changes in operating assets and liabilities:
Accounts and notes receivable-trade, net	(31)	86
Inventories, net	(47)	(7)
Prepaid expenses and other current assets	26	29
Other noncurrent assets	1	(6)
Accounts payable	(10)	(11)
Accrued liabilities	(35)	(78)
Income taxes	(55)	(9)
Other noncurrent liabilities	(73)	(12)
Net cash provided by operating activities	55	233

Cash flows from investing activities:
Capital expenditures	(51)	(86)
Cash received on derivative contracts	1	1
Cash paid on derivative contracts	(2)	(9)
Proceeds from sale of property, plant, and equipment	1	1
Net cash used in investing activities	(51)	(93)

Cash flows from financing activities:
Cash paid for treasury stock	—	(150)
(Repayments) proceeds on other short-term borrowings, net	(413)	43
Proceeds from 364-day bridge loan	435	—
Repayment of 364-day bridge loan	(435)	0
Cash dividends paid	(64)	(62)
Proceeds from long-term borrowings	550	—
Repayments on long-term borrowings	(2)	(6)
Cash paid for deferred financing costs	(13)	—
Other financing activities, net	(3)	(10)
Net cash provided by (used in) financing activities	55	(185)
Effect of exchange rate changes on cash and cash equivalents	28	(10)
Net increase (decrease) in cash and cash equivalents	87	(55)
Cash and cash equivalents at beginning of period	272	334
Cash and cash equivalents at end of period	$359	$279

Supplemental disclosures of cash flow information:
Interest paid, net of amounts capitalized	$13	$44
Non-cash investing activities:
Property, plant and equipment in accounts payable at end of period	$25	$29
Exchange of inventory for naming and other rights	$14	$—

Non-GAAP Financial Measures

In addition to results determined in accordance with U.S. generally accepted accounting principles ("US GAAP"), the Company provides certain measures in this press release, described below, which are not calculated in accordance with US GAAP and therefore represent Non-GAAP financial measures. These Non-GAAP financial measures are used by the Company to measure its performance and may differ from those used by other companies. These Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with US GAAP.

Management believes that these Non-GAAP financial measures are helpful as they provide a measure of the results of operations, and are frequently used by investors and analysts to evaluate the Company's performance exclusive of certain items that impact the comparability of results from period to period, and which may not be indicative of past or future performance of the Company.

Constant Currency

The Company defines "constant currency" as the reported net sales adjusted for the impact of foreign currency changes, which is calculated by translating current period net sales using the comparable prior period's foreign currency exchange rates.

Adjusted Operating Income and Margin

Adjusted operating income is computed by excluding the following items from operating income (loss) as reported in accordance with US GAAP:

(1) Business combination-related costs. These adjustments include costs related to consummating and integrating acquired businesses, as well as net gains and losses related to disposed businesses. In addition, this category includes the post-acquisition roll-off of fair value adjustments recorded related to business combinations, except for amortization expense of purchased intangible assets noted below. Although the Company is regularly engaged in activities to find and act on opportunities for strategic growth and enhancement of product offerings, the costs associated with these activities may vary significantly between periods based on the timing, size and complexity of acquisitions and as such may not be indicative of past and future performance of the Company.

(2) Restructuring-related charges and other costs. These adjustments include costs related to the implementation of restructuring initiatives, including but not limited to, severance costs, facility closure costs, and lease and contract termination costs, as well as related professional service costs associated with these restructuring initiatives and global transformation activity. The Company is continually seeking to take actions that could enhance its efficiency; consequently, restructuring charges may recur but are subject to significant fluctuations from period to period due to the varying levels of restructuring activity, and as such may not be indicative of past and future performance of the Company. Other costs include gains and losses on the sale of property, legal settlements, executive separation costs, write-offs of inventory as a result of product rationalization, and changes in accounting principles recorded within the period. This category also includes costs related to investigations and associated legal cases and remediation activities, which primarily include legal, accounting and other professional service fees, as well as turnover and other employee-related costs.

(3) Goodwill and intangible asset impairments. These adjustments include charges related to goodwill and intangible asset impairments.

(4) Amortization of purchased intangible assets. This adjustment includes the periodic amortization expense related to purchased intangible assets, which are recorded at fair value. Although these costs contribute to revenue generation and will recur in future periods, their amounts are significantly impacted by the timing and size of acquisitions, and as such may not be indicative of the future performance of the Company.

(5) Fair value and credit risk adjustments. These adjustments include the non-cash mark-to-market changes in fair value associated with pension assets and obligations, the credit risk component of hedging instruments, contingent consideration from past acquisitions, and equity-method investments. Although these adjustments are recurring in nature, they are subject to significant fluctuations from period to period due to changes in the underlying assumptions and market conditions. The non-service component of pension expense is a recurring item, however it is subject to significant fluctuations from period to period due to changes in actuarial assumptions, interest rates, plan changes, settlements, curtailments, and other changes in facts and circumstances. As such, these items may not be indicative of past and future performance of the Company.

Adjusted operating margin is calculated by dividing adjusted operating income by net sales.

Adjusted Gross Profit and Margin

Adjusted gross profit is computed by excluding from gross profit the impact of any of the above adjustments that affect either net sales or cost of sales.

Adjusted gross margin is calculated by dividing adjusted gross profit by net sales.

Adjusted Net Income (Loss)

Adjusted net income (loss) consists of net income (loss) as reported in accordance with US GAAP, adjusted to exclude the items identified above, as well as the related income tax impacts of those items. The income tax effect of each pre-tax adjustment was determined based on the tax rate of the jurisdiction in which the related pre-tax adjustment was recorded.

Additionally, net income is adjusted for other tax-related adjustments such as discrete or significant adjustments to valuation allowances and other uncertain tax positions, final settlement of income tax audits, discrete tax items resulting from the implementation of restructuring initiatives, the windfall or shortfall relating to exercise of employee stock-based compensation, any difference between the interim and annual effective tax rate, and adjustments relating to prior periods.

Management believes that these adjustments for certain tax-related matters are helpful to normalize the tax effects of certain discrete or significant items that are irregular or infrequent in timing and may not be indicative of past or future performance of the Company.

Adjusted EBITDA and Margin

In addition to the adjustments described above in arriving at adjusted net income, adjusted EBITDA is computed by further excluding any remaining interest expense, net, income tax expense, depreciation and amortization.

Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by net sales.

Adjusted Earnings (Loss) Per Diluted Share

Adjusted earnings (loss) per diluted share (adjusted EPS) is computed by dividing adjusted earnings (loss) attributable to Dentsply Sirona stockholders by the diluted weighted average number of common shares outstanding.

Adjusted Free Cash Flow and Conversion

The Company defines adjusted free cash flow as net cash provided by operating activities minus capital expenditures during the same period, and adjusted free cash flow conversion is defined as adjusted free cash flow divided by adjusted net income (loss). Management believes these Non-GAAP financial measures are important for use in evaluating the Company's financial performance as it measures our ability to efficiently generate cash from our business operations relative to earnings. It should be considered in addition to, rather than as a substitute for, net income (loss) as a measure of our performance or net cash provided by operating activities as a measure of our liquidity.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(In millions, except percentages)
(unaudited)

A reconciliation of reported net sales change to change in net sales on a constant currency basis by segment is as follows:

	Three Months Ended June 30, 2025					Q2 2025 Change					Three Months Ended June 30, 2024
(in millions, except percentages)	Connected Technology Solutions	Essential Dental Solutions	Orthodontic and Implant Solutions	Wellspect Healthcare	Total	Connected Technology Solutions	Essential Dental Solutions	Orthodontic and Implant Solutions	Wellspect Healthcare	Total	Connected Technology Solutions	Essential Dental Solutions	Orthodontic and Implant Solutions	Wellspect Healthcare	Total

Net sales	$243	$387	$226	$80	$936	(3.8%)	2.9%	(18.1%)	1.2%	(4.9%)	$253	$375	$276	$80	$984
Foreign exchange impact						2.1%	1.8%	1.3%	3.7%	1.8%
Constant currency						(5.9%)	1.1%	(19.4%)	(2.5%)	(6.7%)
Percentages are based on actual values and may not reconcile due to rounding.

A reconciliation of reported net sales change to change in net sales on a constant currency basis by geographic region is as follows:

	Three Months Ended June 30, 2025				Q2 2025 Change				Three Months Ended June 30, 2024
(in millions, except percentages)	U.S.	Europe	ROW	Total	U.S.	Europe	ROW	Total	U.S.	Europe	ROW	Total

Net sales	$293	$404	$239	$936	(18.3%)	4.3%	0.5%	(4.9%)	$360	$387	$237	$984
Foreign exchange impact					—%	4.7%	—%	1.8%
Constant currency					(18.3%)	(0.4%)	0.5%	(6.7%)
Percentages are based on actual values and may not reconcile due to rounding.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(In millions, except percentages)
(unaudited)

The Company's segment adjusted operating income for the three and six months ended June 30, 2025 and 2024 was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2025	2024	2025	2024

Connected Technology Solutions	$12	$3	$19	$5
Essential Dental Solutions	151	125	287	240
Orthodontic and Implant Solutions	45	42	82	84
Wellspect Healthcare	25	24	50	47
Segment adjusted operating income	233	194	438	376

Reconciling items expense (income):
All other (a)	68	69	155	148
Goodwill and intangible asset impairments	235	—	235	6
Restructuring and other costs	4	21	13	22
Interest expense, net	24	17	43	35
Other expense (income), net	1	(1)	1	(8)
Amortization of intangible assets	54	54	99	108
Depreciation resulting from the fair value step-up of property, plant, and equipment from business combinations	—	—	1	—
(Loss) income before income taxes	$(153)	$34	$(109)	$65
(a) Includes unassigned corporate headquarters costs.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(In millions, except percentages)
(unaudited)

For the three months ended June 30, 2025, a reconciliation of selected items as reported in the Condensed Consolidated Statements of Operations to adjusted Non-GAAP items is as follows:

(in millions, except percentages and per share data)	Gross Profit	Operating (loss) income	Net Income Attributable to Dentsply Sirona (a)	Diluted EPS
GAAP	$490	$(128)	$(45)	$(0.22)
Non-GAAP Adjustments:
Amortization of Purchased Intangible Assets	32	54	40	0.20
Restructuring-Related Charges and Other Costs	—	5	4	—
Goodwill and Intangible Asset Impairments	—	235	214	1.07
Business Combination-Related Costs	1	4	3	0.01
Fair Value and Credit Risk Adjustments	—	—	(4)	—
Income Tax-Related Adjustments	—	—	(108)	(0.54)
Adjusted Non-GAAP	$523	$170	$104	$0.52
GAAP Margin	52.4%	(13.7%)
Adjusted Non-GAAP Margin	55.9%	18.2%

Weighted average common shares outstanding used in calculating diluted GAAP net loss per common share				199.3
Weighted average common shares outstanding used in calculating diluted Non-GAAP net income per common share				199.9
(a) The tax expense on the Non-GAAP adjustments totals $145 million which is inclusive of the $(108) million income tax-related adjustment above.
Percentages are based on actual values and may not reconcile due to rounding.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(In millions, except percentages)
(unaudited)

For the three months ended June 30, 2024, a reconciliation of selected items as reported in the Condensed Consolidated Statements of Operations to adjusted Non-GAAP items is as follows:

(in millions, except percentages and per share data)	Gross Profit	Operating (loss) income	Net Income Attributable to Dentsply Sirona (a)	Diluted EPS
GAAP	$511	$50	$(4)	$(0.02)
Non-GAAP Adjustments:
Amortization of Purchased Intangible Assets	30	54	40	0.19
Restructuring-Related Charges and Other Costs	3	35	28	0.14
Fair Value and Credit Risk Adjustments	—	—	1	—
Income Tax-Related Adjustments	—	—	36	0.18
Adjusted Non-GAAP	$544	$139	$101	$0.49
GAAP Margin	51.9%	5.1%
Adjusted Non-GAAP Margin	55.3%	14.2%

Weighted average common shares outstanding used in calculating diluted GAAP net loss per common share				205.6
Weighted average common shares outstanding used in calculating diluted Non-GAAP net income per common share				206.1
(a) The tax expense on the Non-GAAP adjustments totals $(15) million, which is inclusive of the $36 million income tax-related adjustment above.
Percentages are based on actual values and may not reconcile due to rounding.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(In millions, except percentages)
(unaudited)

A reconciliation of reported net income attributable to Dentsply Sirona to adjusted EBITDA and margin for the three months ended June 30, 2025 and 2024 is as follows:

	Three Months Ended June 30,
(in millions, except percentages)	2025	2024

Net income attributable to Dentsply Sirona	$(45)	$(4)
Interest expense, net	24	17
Income tax expense	(109)	38
Depreciation(1)	33	32
Amortization of purchased intangible assets	54	54
Restructuring-related charges and other costs	5	35
Goodwill and intangible asset impairments	235	—
Business combination-related costs and fair value adjustments	4	—
Fair value and credit risk adjustments	(4)	1
Adjusted EBITDA	$197	$173

Net sales	$936	$984
Adjusted EBITDA margin	21.1%	17.5%
(1) Excludes those depreciation-related amounts which were included as part of the business combination-related adjustments and Restructuring-related charges and other costs.
Percentages are based on actual values and may not reconcile due to rounding.

A reconciliation of adjusted free cash flow conversion for the three months ended June 30, 2025 and 2024 is as follows:

	Three Months Ended June 30,
(in millions, except percentages)	2025	2024

Net cash provided by operating activities	$48	$208
Capital expenditures	(32)	(52)
Adjusted free cash flow	$16	$156

Adjusted net income	$104	$101
Adjusted free cash flow conversion	15%	155%
Percentages are based on actual values and may not reconcile due to rounding.